Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

eOn Communications Corporation

We consent to the incorporation by reference in Registration Statement number 333-36460 of eOn Communications Corporation on Form S-8 of our report dated August 26, 2004, appearing in this Annual Report on Form 10-K of eOn Communications Corporation for the year ended July 31, 2005.

/s/ Grant Thornton LLP

Atlanta, Georgia

October 28, 2005